LOCK-UP AGREEMENT
This Lock-up Agreement (this "Agreement"), is dated as of December 12, 2011,and is made by and among the undersigned parties
(each, a "Locked-Up Holder" and, collectively, the "Locked-Up Holders"), each solely in its capacity as a beneficial owner
(as defined below) of shares of 6.25% Series A Cumulative Convertible Preferred Stock (the "Preferred Shares") and
all holders of such shares, the "Preferred Shareholders")
issued by Emmis Communications Corporation ("Emmis").
RECITALS
A.	On December 1, 2011, Emmis launched a modified
"Dutch auction" tender offer to purchase up to $6,000,000
in value of Preferred Shares at a price per share not less
than $12.50 and not greater than $15.56 (the "Tender Offer").
The Tender Offer is currently scheduled to expire at
5:00 p.m., New York City time, on December 30, 2011,
unless extended. Depending on the final purchase price
of the offer, if the offer is fully subscribed, Emmis
could purchase between 385,604 and 480,000 Preferred
Shares representing approximately 14.8% to 18.4% of
the issued and outstanding Preferred Shares as of
December 1, 2011.
B.	Prior to commencement of the Tender Offer,
Emmis entered into securities purchase agreements
structured as "total return swaps" (the "Purchase
Agreements") with holders of Preferred Shares
representing a total of 1,484,679 Preferred Shares
(the "Purchased Shares").  Under the terms of the
Purchase Agreements, the Purchased Shares remain
outstanding and eligible to be voted, and Emmis
obtains the authority to direct the voting of the
Purchased Shares.
C.	Furthermore, as disclosed in the Offer to
Purchase filed by Emmis on December 1, 2011, if Emmis is able to obtain the ability to direct the vote of at least 66 2/3% of the issued and outstanding
Preferred Shares following the completion of the Tender Offer, Emmis may elect to, among other things, amend or eliminate various rights of the Preferred
Shares, including but not limited to: (i) reducing or eliminating the liquidation preference of the

Preferred Shares, (ii) removing the ability of the
holders of Preferred Shares to require Emmis to
repurchase all or any portion of such holders'
Preferred Shares upon a change of control or
certain going-private transactions, (iii) removing
Emmis' obligation to pay to holders of Preferred
Shares the amount of dividends in respect of their
Preferred Shares that are currently accrued and
unpaid, (iv) changing the designation of the Preferred
Shares from "Cumulative" to "Non-Cumulative" such that
dividends or distributions on the Preferred Shares
shall cease to accrue, (v) eliminating the rights of
the holders of Preferred Shares to nominate directors
to Emmis' Board of Directors as a result of arrearages
in dividends, and (vi) eliminating the restrictions on
Emmis' ability to pay dividends or make distributions on
its Common Shares prior to paying accrued and unpaid
dividends or distributions on Preferred Shares. If the
above-described amendments are made, the market value
of the Preferred Shares remaining outstanding will be
materially and adversely affected, and Emmis may
engage in various actions that are currently prohibited
or limited by the various terms and provisions of the
Preferred Shares.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and the
mutual covenants and agreements set forth herein, and for
other good and valuable consideration, the receipt and s
ufficiency of which are hereby acknowledged, the Locked-Up
Holders hereby agree as follows:
1.	Agreement.  Solely in its capacity as a beneficial
owner of Preferred Shares, each Locked-Up Holder covenants
and agrees that it will not (i) tender any Preferred Shares
beneficially owned by it (whether beneficially owned on the
date hereof or with respect to which beneficial ownership is acquired after the date hereof (such Preferred Shares with
respect to which beneficial ownership is acquired after the
date hereof, the "Future Preferred Shares"))  into the Tender
Offer, as may be amended and / or extended, or (ii) sell,
assign, transfer, hypothecate or otherwise dispose of,
directly or indirectly, including, without limitation,
by any "total return swap" arrangement or derivative
transaction, or any other agreement, arrangement or
understanding which could cause the ability to direct
the vote of the Preferred Shares to be transferred or
otherwise restricted, any Preferred Shares to Emmis,
any affiliate or associate of Emmis (each as defined
under Rule 12b-2 under the Exchange Act), Zell Credit
Opportunities Master Fund, L.P. ("Zell") or any
affiliate or associate of Zell, in either case without
the prior written consent of the Requisite Locked-Up
Holders, and it will take all necessary action to
achieve the foregoing.
2.	Sale/Acquisition.
	(a) For a period commencing with the date
hereof until the termination of this Agreement pursuant
to Section 4 hereof each Locked-Up Holder hereby agrees
not to sell, assign, transfer, hypothecate or otherwise
dispose of, directly or indirectly, including, without
limitation, by any "total return swap" arrangement or
derivative transaction, or any other agreement,
arrangement or understanding which could cause the
ability to direct the vote of the Preferred Shares to
be transferred or otherwise restricted, (i) any Preferred
Shares or (ii) any option, interest in or right to acquire
any Preferred Shares, in either case absent the prior
written consent of the Requisite Locked-Up Holders and
unless the transferee thereof agrees in writing to be
bound by the terms of this Agreement by executing and
delivering to all Locked-Up Holders a joinder
substantially in the form attached hereto as Annex A.
In the event any Locked-Up Holder receives the prior
written consent of the Requisite Locked-Up Holders to
effect any of the transactions described in the foregoing
clauses (i) and (ii), it shall give written notice to
all Locked-Up Holders no later than the first business
day after giving effect to any such transaction.  This
Agreement shall in no way be construed to preclude the
Locked-Up Holders from acquiring Future Preferred Shares
or Common Shares or any interest therein; provided, that
any Future Preferred Shares so acquired shall automatically
be deemed to be subject to the terms and conditions of this
Agreement for so long as this Agreement remains in effect;
provided further, that a Locked-Up Holder shall give
written notice to all Locked-Up Holders no later than the
five business days after acquiring beneficial ownership of
any such Future Preferred Shares or Common Shares; provided
further that notice shall be given within one business day
following the purchase of 10,000 or more Preferred Shares.
	(b) Each Locked-Up Holder further agrees that,
without the prior written consent of the Requisite Locked-Up
Holders, it shall not, and shall cause its affiliates and
associates (each as defined in Rule 12b-2 under the
Exchange Act) not to, enter into any agreement, arrangement
or understanding with any person for the purpose of holding, voting or disposing of any securities of Emmis, or derivative instruments with respect to securities of Emmis.
3.	Ownership and Authority; Additional Information.
Each Locked-Up Holder shall deliver to Gibson Dunn & Crutcher
LLP ("Gibson Dunn"), at the address provided in Section 13
hereof, a beneficial ownership certificate, substantially
in the form attached hereto as Annex B (the "Ownership
Certificate"), promptly upon any change (by acquisition,
sale or otherwise) of its beneficial ownership of Preferred
Shares or Common Shares.  In addition, each Locked-Up Holder agrees to promptly furnish to Gibson Dunn (a) any information necessary or appropriate for the making of any required or
advisable public filing or amendment thereto and (b) any other information supplementing information contained in any publicly filed statement or amendment thereto as is necessary in order to make the statements contained in such publicly filed statement or amendment not misleading.
4.	Conditions; Termination.
(a)	Except for the obligations contained in Section 1 hereof,
this Agreement shall automatically terminate upon the earlier of (i) January 31, 2012 (the "Termination Date") or (ii) the written notice of the Requisite Locked-Up Holders of the termination of this Agreement. The Termination Date may be extended to a later date by written notice of the Requisite Locked-Up Holders.  The obligations imposed by Section
1 hereof shall survive the termination of this Agreement pursuant to clause (i) or (ii) of this Section 4(a), and shall only terminate upon the prior written consent of the Requisite Locked-Up Holders.
(b)	In the event of termination of this Agreement pursuant to this
Section 4, the obligations of the Locked-Up Holders hereunder, except those obligations imposed by Section 1 hereof, shall cease, and no party shall have any liability to any other party hereunder; provided, however, that no such termination shall relieve any party of liability for any willful and material breach of this Agreement prior to the effectiveness of such termination.
5.	Representations and Warranties.  Each of the Locked-Up Holders
hereby represents and warrants as to itself, that the following statements are true, correct and complete, as of the date hereof:
(a)	Beneficial Ownership.  It is the beneficial owner of the Emmis securities and swaps or other derivative transactions relating to Emmis securities set forth on the signature page hereto.
(b)	Securities Laws.  Neither it nor its affiliates or associates
(i) is the beneficial owner of any securities of Emmis or is a party to any swaps or other derivative transactions relating to securities of Emmis, other than as described in the signature page hereto or (ii)
has any agreement, arrangement or understanding with any person for the purpose of acquiring, holding, voting or disposing of any securities of Emmis, other than this Agreement.
(c)	Power and Authority.  It has all requisite power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.
(d)	Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.
6.	Acknowledgement.   Each Locked-Up Holder agrees that it shall
be responsible for compliance with any obligations such Locked-Up
Holder may have pursuant to Section 13(d) or Section 16 of the
Exchange Act, if any, to the extent it may be deemed part of a
"Group" within the meaning of Rule 13d-5(b) under the Exchange Act or otherwise relating to its beneficial ownership of securities of
Emmis (including, without limitation, making all filings, if any, required to be made by it on Schedule 13D and Forms 3, 4 and 5), it being agreed that no Locked-Up Holder shall be responsible for any such non-compliance by any other Locked-Up Holder other than itself.
7.	Effectiveness.  This Agreement shall not become effective
and binding on the parties hereto unless and until counterpart signature pages hereto shall have been executed and delivered by the parties hereto and it is executed by beneficial owners of at least seven hundred and fifty thousand (750,000) Preferred Shares.
8.	Miscellaneous.
(a)	Additional Signatories.  Additional beneficial owners of
Preferred Shares, with the prior consent of the Requisite Locked-Up Holders, may join and be bound by all of the terms of this Agreement by executing and delivering to all Locked-Up Holders a joinder substantially in the form attached hereto as Annex A.
(b)	Definitions.  As used in this Agreement, the following
terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
(i)	"beneficially own" or "beneficial ownership" with respect
to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the
Securities Exchange Act of 1934, as amended (the "Exchange Act").
(ii)	"Common Shares" shall mean shares of any class of Emmis'
Common Stock.
(iii)	"Requisite Locked-Up Holders" shall mean Locked-Up
Holders party hereto beneficially owning more than two-thirds of the Subject Preferred Shares, but in no event shall less
than two (2) Locked-Up Holders constitute the Requisite Locked
Up-Holders.
(iv)	"Subject Preferred Shares" shall mean the Preferred
Shares beneficially owned by the Locked-Up Holders on the
date hereof and any Future Preferred Shares.
9.	Amendments.  This Agreement may not be modified or
amended except in a writing signed by the Requisite Locked-Up
Holders.
10.	Governing Law; Jurisdiction.  This Agreement shall be
construed in accordance with, and this Agreement shall be
governed by, the laws of the State of New York, without
regard to any conflicts of law provision which would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each of the Locked-Up
Holders hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this
Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding, may be brought in any federal or state court of competent jurisdiction in the Borough of
Manhattan of The City of New York.
By execution and delivery of this Agreement, each Locked-Up
Holder hereby irrevocably accepts and submits itself to the
exclusive jurisdiction of any such court, generally and
unconditionally, with respect to any such action, suit or
proceeding and hereby waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.
11.	Headings.  The headings of the Sections, paragraphs and
subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
12.	Limitation on Assignment; Successors and Permitted Assigns.
None of the parties hereto may assign any of its respective rights or obligations under this Agreement.  This Agreement is intended to bind and inure to the benefit of the parties and their
respective successors, heirs, executors, administrators and
representatives.
13.	Notice.  Any notices or other communications to one or
more Locked-Up Holders required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand
delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, at the names and addresses on the applicable signature page or pages hereto, with a copy to,
Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine,
California 92612, Attn: James J. Moloney, Esq. Any notice or communication to any party shall be deemed to have been given or made as of the date so delivered, if personally delivered;
on the date actually received if sent by registered or certified mail, postage prepaid; and when receipt is acknowledged, if
telecopied.
14.	No Agency or Advisory Relationship.  Except as expressly
provided herein, each Locked-Up Holder is acting independently of the others with respect to its investment in securities of Emmis and no Locked-Up Holder has the authority to represent or bind any other Locked-Up Holder.  Each Locked-Up Holder (either itself or together with its investment manager) is a sophisticated financial investor that has conducted and will continue to conduct its own investigation into the affairs of Emmis as it may deem necessary for the purposes of its own investment, and no Locked-Up Holder is providing any other Locked-Up Holder with investment, tax, legal or other advice. No Locked-Up Holder is a fiduciary of any other Locked-Up Holder.
15.	Counterparts.  This Agreement may be executed in one or
more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.
Faxed or pdf signatures shall be valid and binding for all purposes.
16.	Coordination of Public Statements.  Each Locked-Up Holder
agrees that it shall, and shall cause its affiliates to, consult with the other Locked-Up Holders prior to making any public
announcement concerning Emmis and/or its investment in Emmis and, where the Requisite Locked-Up Holders object to all or
any part of a public announcement, not make such public
announcement except to the extent it is believed in good
faith, based on the advice of counsel, to be required by
applicable law or regulation.
17.	Expenses.  The Requisite Locked-Up Holders may
from time to time agree in writing that certain expenses
to be incurred in connection with their respective
investments in the Preferred Shares shall be "Joint
Expenses" for purposes of this Section 17.  Unless
otherwise agreed, any Joint Expenses will be for the
ratable account of the Locked-Up Holders in accordance
with the percentage of the Preferred Shares beneficially
owned by them as of the date of the designation of such
expenses as Joint Expenses (disregarding, for this
purpose, any shares held by another Locked-Up Holder
that may be deemed to be beneficially owned solely by
virtue of the Locked-Up Holders being deemed a "group"
within the meaning of Rule 13d-5(b) under the Exchange
Act").  Amounts incurred by a Locked-Up Holder with
respect to Joint Expenses in excess of its ratable share
will be reimbursed by the other Locked-Up Holders on
demand upon presentation of appropriate supporting
documentation.  Other than Joint Expenses, each Locked-Up
 Holder shall bear its own costs and expenses in
connection with this Agreement and its investment in Emmis.
18.	Liability.  No Locked-Up Holder nor any of its
affiliates, or any of their respective partners, members,
employees, counsel, agents or representatives shall be
liable to any other Locked-Up Holder or its affiliates,
in each case for any loss, liability, damage or expense
arising out of or in connection with this Agreement,
any Schedule 13D or any Form 3, 4 or 5, or amendment
thereto, filed by any Locked-Up Holder or its affiliates,
or the actions or transactions contemplated hereby or
thereby, except to the extent such loss, liability, damage
or expense is caused by such party's actual and material
breach of the express provisions of this Agreement, gross
negligence, fraud, bad faith or willful misconduct.
19.	No Third Party Beneficiaries.  Unless expressly
stated herein, this Agreement shall be solely for the
benefit of the parties hereto and no other person or entity.
20.	Specific Performance.  It is understood and
agreed by each of the parties hereto that money damages
would not be a sufficient remedy for any breach of this
Agreement by any party and each non-breaching party shall
be entitled to specific performance and injunctive or
other equitable relief as a remedy for any such breach.
21.	Further Acknowledgement.  The parties to this
Agreement agree and acknowledge that certain Locked-Up
Holders are executing this Agreement as investment advisors for, and on behalf of, certain investment funds and institutional separate accounts.
Notwithstanding the foregoing, by executing this Agreement, each such Locked-Up Holder executing this Agreement in such capacity further represents and warrants to the other Locked-Up Holders that (i) it has the requisite power and authority to agree to all of the matters set forth in this Agreement with respect to the Emmis securities such Locked-Up Holder beneficially owns in its capacity as investment advisor with discretionary authority, (ii) it has the full authority on behalf of all such funds and accounts to vote, transfer and hold all the Emmis securities such Locked-Up Holder beneficially owns, and (iii) it has all requisite power and authority to enter into this Agreement and to perform its respective obligations under, this Agreement, on behalf of each such fund.


* * * * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

Zazove Associates LLC

By:	/s/ Steven M. Kleiman
	Name: Steven M. Kleiman
	Title:  Chief Operating Officer

Address: 1001 Tahoe Blvd.
City/State/Zip: Incline Village, NV 89451
Country: USA

Telecopy: (847) 239-7101

Preferred Shares Beneficially Owned by
Such Locked-Up Holder: 473,153
Common Shares Beneficially Owned by
Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

Corre Opportunities Fund, LP

By:	/s/ John Barrett
	Name: John Barrett
	Title:  Managing Partner

Address: 1370 Avenue of the Americas, 29th Floor
City/State/Zip: New York, NY 10019
Country: USA

Telecopy: (646) 863-7161

Preferred Shares Beneficially Owned by
Such Locked-Up Holder: 159,090

Common Shares Beneficially Owned by
Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties
hereto has caused this Agreement to be
executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

DJD Group LLLP

By:	/s/ Don DeFosset
	Name: Don DeFosset
	Title:  General Partner

Address: 4221 W. Boy Scout Blvd. Suite 1000
City/State/Zip: Tampa, FL 33607
Country: USA

Telecopy: (813) 902-9408

Preferred Shares Beneficially Owned by
Such Locked-Up Holder: 76,810

Common Shares Beneficially Owned by
Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties
hereto has caused this Agreement to be
executed and delivered by its duly
authorized officer as of the date first above written.

LOCKED-UP HOLDER


By:	/s/ Kevan A. Fight
	Name: Kevan A. Fight
	Title:  N/A

Address: 6787 Walter Waite Ct.
City/State/Zip: Brecksville, Ohio 44141
Country: USA

Telecopy: (440) 570-0202

Preferred Shares Beneficially Owned by
Such Locked-Up Holder: 57,750

Common Shares Beneficially Owned by
Such Locked-Up Holder: -0-

 ANNEX A

This Joinder to the Lock-Up Agreement,
dated as of December __, 2011, by and among
the Locked-Up Holders signatory thereto
(the "Agreement"), is executed and delivered by
_________________ (the "Joining Party") as of
__________, 2011. Each capitalized term used
herein but not otherwise defined shall have
the meaning set forth in the Agreement.
1.	Agreement to be Bound.  The Joining
Party hereby agrees to join and be bound by
all of the terms of the Agreement.  The
Joining Party shall hereafter be deemed to
be a "Locked-Up Holder" for all purposes
under the Agreement.
2.	Representations and Warranties. The
Joining Party hereby makes, as of the date
hereof, the representations and warranties of
the Locked-Up Holders set forth in the Agreement
in Sections 1 and 5 thereof.
3.	Governing Law.  This Joinder shall be
governed by and construed in accordance with
the internal laws of the State of New York,
without regard to any conflicts of law provisions
which would require the application of the law of
any other jurisdiction.
* * * * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

JOINING PARTY

____________________________________


By:
	Name:
	Title:

Address: _____________________________
City/State/Zip:_________________________
Country:______________________________

Telecopy:_____________________________

Preferred Shares Beneficially Owned by
Such Joining Party:        ____________________


Common Shares Beneficially Owned by
Such Joining Party:        ____________________


ANNEX B

OWNERSHIP CERTIFICATE

This Ownership Certificate, dated as of
December     , 2011 is being delivered pursuant
to Section 3 of the Lock-Up Agreement
(the "Agreement"), dated as of December __, 2011, by and among the Locked-Up Holders signatory thereto. The undersigned, on behalf of itself and its affiliates, certifies, represents and warrants that, as of the date hereof, it has acquired or transferred and is the beneficial owner of Preferred Shares and Common Shares of Emmis as follows.


Preferred Shares	Class A Common Stock
Class B Common Stock	Class C Common Stock
Previously Owned
Acquired

Transferred

Current Ownership
The undersigned, on behalf of itself and
its affiliates, further certifies, represents
and warrants that, as of the date hereof, it
does not beneficially own any other securities
of Emmis other than as set forth herein, and
that it is not a party to any swaps or other
derivative transactions relating to Preferred
Shares or Common Shares of Emmis, except as
disclosed on Schedule 1 hereto.
* * * * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


IN WITNESS WHEREOF, the undersigned has caused this Ownership Certificate to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

____________________________________


By:
	Name:
	Title:

Address: _____________________________
City/State/Zip:_________________________
Country:______________________________

Telecopy:_____________________________


SCHEDULE 1
[NONE]